SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report:  April 16, 2014
(Date of Earliest Event Reported:  April 11, 2014)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to the Executive Employment Agreements with each of Rajat Rai and Bruce Kutinsky, Pharm. D. is hereby incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2014, Akorn, Inc. (“Akorn”, or the “Company”) entered into an Executive Employment Agreement with each of Rajat Rai, its Chief Executive Officer, and Bruce Kutinsky, Pharm. D., its Chief Operating Officer (each an “Executive Employment Agreement”).  The Executive Employment Agreement for Mr. Rai replaces the Executive Consulting Agreement between the Company and Mr. Rai dated December 8, 2009, as amended.  Dr. Kutinsky had no previous employment agreement with the Company.  Each of the Executive Employment Agreements is effective as of January 1, 2014, has an initial term of one-year, and automatically renews for successive one (1) year periods unless earlier terminated in accordance with the terms provided therein. The annual base pay and other compensation payable to the officers for their services in their respective capacities are set by the Compensation Committee of the Company’s Board of Directors and are not addressed in the Executive Employment Agreements.

The Executive Employment Agreements address each officer’s obligations to the Company, as well as payments due to the officers upon termination under various scenarios.  Each Executive Employment Agreement provides that if the agreement is terminated by the officer for “good reason” or by the Company without “cause”, as such terms are defined in each Executive Employment Agreement, each officer is entitled to severance payments and benefits, including one (1) year of base annual compensation and eligible bonuses, as well as one (1) year of continuation of benefits.   If the Executive Employment Agreements are terminated either within the period of ninety (90) days prior to the Company entering into a definitive agreement that would result in a “change of control”, as defined in the Executive Employment Agreements, or within  twelve (12) months  following a “change in control”, the officers would be entitled to the following payments:

●
Mr. Rai would be eligible to receive three (3) times his annual base salary and eligible bonus, and three (3) years’ continuation of various employee benefits, including life, health and disability insurance coverage.

●
Dr. Kutinsky would be eligible to receive two (2) times his annual base salary and eligible bonus, and two (2) years’ continuation of various employee benefits, including life, health and disability insurance coverage.

The Executive Employment Agreements impose confidentiality obligations, contain various restrictive covenants (such as non-competition and non-solicitation obligations), provide for indemnification of the officers, and contain other terms and conditions commonly contained in employment agreements for executive officers.  The foregoing summary is qualified in its entirety by reference to the complete text of the Executive Employment Agreements for each of Mr. Rai and Dr. Kutinsky, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. See attached exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

	By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date: April 16, 2014

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement between Akorn, Inc. and Raj Rai, its Chief Executive Officer, entered into on April 11, 2014.

10.2	Executive Employment Agreement between Akorn, Inc. and Bruce Kutinsky, its Chief Operating Officer, entered into on April 11, 2014.